EXHIBIT 18




        August 11, 1995

        To the Board of Directors of
        Ingersoll-Rand Company


        We have been furnished with a copy of the Company's Form 10-Q for the quarter ended June 30, 1995. Note 3 therein describes a change in the method of depreciation of plant and equipment from accelerated methods, principally sum-of-the-years' digits, to the straight line method. It should be understood that the preferability of one acceptable method of depreciation accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for depreciation in conformity with Accounting Principles Board Opinion No. 20.

        We have not made an audit in accordance with generally accepted auditing standards of the financial statements of Ingersoll-Rand Company for the three-month or six-month periods ended June 30, 1995 or June 30, 1994 and, accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

        Your very truly,

        /s/ Price Waterhouse LLP
        Price Waterhouse LLP